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                         LETTERHEAD APPEARS HERE


                               December 1, 1995

                  Dear Fellow Shareholder:
                       Enclosed is a copy of a letter we have recently sent to
                  Mr. Walker Rucker in response to his mailings to shareholders about the Lease Extension Agreement. To date, we have not answered Mr. Rucker's criticisms to avoid disrupting sensitive negotiations with Norfolk Southern, to comply with securities laws pertaining to the disclosure of material nonpublic information, and to comply with proxy solicitation rules. Such restrictions no longer require our silence and we are extremely happy to now have the opportunity to correct some of the misleading statements made about the Lease Extension Agreement by Mr. Rucker.
                       After careful consideration over the past two years, with
                  the advice of the best experts available, the members of the Board of Directors of the NCRR unanimously concluded that the Lease Extension Agreement is in YOUR interest and the interests of all the NCRR's shareholders. Consequently, we hope you will vote FOR approval of the Lease Extension Agreement. However, even if you oppose the Lease Extension Agreement, we hope you will express your opinion by voting.
                       We know that the Proxy Statement we sent to you dated
                  November 13, 1995 is lengthy and complicated as it summarizes the relevant information considered by the Board. We have confidence, however, that you will carefully consider the matters described in the Proxy Statement.
                       A duplicate proxy card and postage paid envelope is
                  enclosed for your convenience. If you have already mailed in your proxy card, you need not send another card and we thank you for your prompt attention.
                       On behalf of the Board of Directors, thank you for your
                  time in considering this important matter.
                                         Very truly yours,
                                         (Signature of John F. McNair III)
                                         JOHN F. MCNAIR III
                                         PRESIDENT

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                        NORTH CAROLINA RAILROAD COMPANY
                    234 Fayetteville Street Mall, Suite 600
                                 P.O. Box 2248
                         Raleigh, North Carolina 27602
                                December 1, 1995
Dear Mr. Rucker:
     Thank you for sharing your views regarding the Lease Extension Agreement. We appreciate hearing from all our shareholders on this important matter.
     The Board of Directors, however, has directed me to take this opportunity to bring to your attention a number of misleading statements made in your letter to the shareholders of November 15, 1995. The Board, which spent substantial effort to consider the Lease Extension Agreement over a two-year period, believes your misleading statements are harmful to the interests of the shareholders of the NCRR. As the members of the Board and their families collectively own approximately one million dollars of stock of the NCRR, the Board members have a substantial personal economic interest to protect. Having determined that the best way to protect shareholder value is to ensure that the Lease Extension Agreement is approved at the Annual Meeting of Shareholders to be held on December 15, 1995, the Board wants you and all shareholders to be fully informed of the facts.
     The Board members regret your opposition to the Lease Extension Agreement for a number of reasons. First, your proposed boycott is not the best way for shareholders to express opposition to the Lease Extension Agreement. The shareholders' right to vote on matters affecting their interests is one of the most important rights the shareholders have, but you encourage shareholders to give up that important right. Second, you make allegations of undue influence by the State of North Carolina without producing a single shred of evidence to support your allegations. Third, you tie your opposition to the Lease Extension Agreement to your proposals for the State of North Carolina to acquire your shares, which is irrelevant to the merits of this Lease Extension Agreement. Fourth, you reached your conclusions about the Lease Extension Agreement before you had an opportunity to review the relevant information that was reviewed by the Board and is summarized in the Proxy Statement sent to shareholders dated November 13, 1995. I am confident that, upon careful consideration of the facts contained in the Proxy Statement, the shareholders will conclude that the Lease Extension Agreement is in their best interest.
     As the Lease Extension Agreement is the NCRR's most important transaction in the past 100 years, we would not be fulfilling our duty to protect the interests of all shareholders if we failed to point out the fallacies underlying your opposition to the Lease Extension Agreement. I will now address your statements individually in detail.
YOUR MISLEADING STATEMENTS ABOUT LEASE EXTENSION AGREEMENT AND ALTERNATIVES
     Your letter to the shareholders dated November 15, 1995 contained a number of very misleading statements to shareholders, which I will take this opportunity to correct.
(1) YOUR MISLEADING STATEMENT:
     "We go independent as a short line leasing to those needing our facilities, including Norfolk Southern if they are willing to pay a fair price."
THE FACTS:
     Your statement makes it appear that the NCRR as an independent operator would have substantial revenues from railroad customers other than Norfolk Southern. The fact is that our railroad management consultants advised the Board of Directors that the geographic location of the NCRR's line is such that it does not connect with any other major railroad in a way that would cause any other railroad to route any substantial amount of traffic to the NCRR's line. Consequently, Norfolk Southern is the NCRR's primary source of revenues.
     Your statement talks about Norfolk Southern being willing to pay a fair price for sending traffic over the NCRR's line. The Board concluded that if Norfolk Southern were not willing to pay a fair price to lease the entire line, there is no reason to believe Norfolk Southern would be willing to pay a fair price for trackage rights. In addition, to the extent you are interested in history, you are probably familiar with the history of the Atlantic and Danville Railroad. After extensive litigation with Southern Railway Company over a lease termination dispute in the 1940's, the Atlantic and Danville was liquidated as it could not survive without overhead traffic, which was diverted by Southern Railway Company, Norfolk Southern's predecessor. We believe it is unrealistic, and too risky for our shareholders, to turn down the Lease Extension Agreement and the
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REIT advantages merely on the hope that Norfolk Southern would ultimately negotiate agreements with NCRR or third party operators on economic terms that would produce higher net income for NCRR's shareholders.
(2) YOUR MISLEADING STATEMENT:
     "To me it is inconceivable the I. C. C. would value the trackage rights for less than now tentatively has been accepted namely $8,000,000 + annually."
THE FACTS:
     The Board retained as its special Interstate Commerce Commissison ("ICC") legal counsel the law firm of Steptoe & Johnson, Washington, D. C. upon ascertaining that firm has very substantial experience in ICC matters. I do not know the basis you have for your statement about what the ICC would determine, but our lawyers explained to the Board a number of scenarios under which the ICC could award less than $8 million for trackage rights. If your ICC legal counsel disagrees, we would be happy to have the two law firms consult with one another so that the Board can ascertain the basis for your certainty about what the ICC would determine after spending several million dollars of the NCRR's money. In the meantime, I refer you to pages 17 through 20 of the NCRR's Proxy Statement for a discussion of the advice the Board received from ICC legal counsel.
     I note that your statement that the ICC would order Norfolk Southern to pay a minimum of $8 million for trackage rights also overlooks the fact that under the Lease Extension Agreement Norfolk Southern has agreed to pay to maintain the NCRR's track and pay property taxes, which makes the Lease Extension Agreement considerably more valuable to the NCRR than $8 million annually. You also make the mistake of comparing GROSS trackage rights payments to NET lease payments. If the ICC were to order Norfolk Southern to pay the NCRR $8 million, the shareholders of the NCRR would lose money compared to the Lease Extension Agreement. Likewise, as the Lease Extension Agreement would allow the NCRR to elect REIT tax status, and operating our own line with Norfolk Southern having trackage rights would not allow the NCRR to elect REIT tax status, your trackage rights analysis is based on a PRE-TAX number, whereas the $8 million annual rental under the Lease Extension Agreement is an AFTER-TAX number. Again, you are comparing apples to oranges. Therefore, your proposal, in order to be comparable, must guarantee at least $13 million of annual profit (non-REIT equivalent using a 38% tax rate).
(3) YOUR MISLEADING STATEMENTS:
     "In my opinion the trackage rights are worth considerably more than is presently offered. The Florida D. O. T. recently paid $250 million for only 90 miles of their proposed 21st Century Statewide 1000 mile rail loop. The Florida
D. O. T. contended that if it didn't acquire the 90 miles from Palm Beach to
Miami.... The NC D. O. T. is paying $500,000,000 for a 41 mile loop around
Greensboro and a like sum for a comparable loop around Raleigh."
THE FACTS:
     If the dollar amounts you cite are at all relevant to a discussion about the Lease Extension Agreement, they might relate to the reproduction cost of transportation systems. Reproduction cost as it relates to the NCRR is explained at length in the proxy materials. Estimates of the reproduction cost of the NCRR's line range from $450 million to $512 million. See pages 18, 19, 21 and 22 of the Proxy Statement. The Board thoroughly evaluated the reproduction cost information and the NCRR made essentially the same arguments to Norfolk Southern
 . Unfortunately, Norfolk Southern has indicated it would only base its lease rental offer on the profit it would make from use of the NCRR's line and refused to agree to base the offer on what it would take to rebuild the line if the line did not already exist because Norfolk Southern indicates it would not build the line now if it did not already exist. While the Board seriously considered bringing the matter to the ICC and seeking to have the ICC base its order on reproduction cost, the Board decided not to pursue this course of action for the many reasons described in the Proxy Statement.
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(4) YOUR MISLEADING STATEMENTS:
     "Acquisition by Norfolk Southern for $5,000,000 of NCRR claim on 15+locomotives, 100+boxcars, etc. and a claim on the Linwood shifting yard built in the 1970's for $57,000,000+ .... For the NCRR to drop its claim ... can only be compared with the Indians selling Manhattan Island for $24.00. The validity of the claim ... is acknowledged by the proffered $5,000,000 to settle it. If our equipment surrendered in 1895 is replaced with state of the art equipment as assumed from the original lease...."
THE FACTS:
     The $5,000,000 personal property settlement does not cover the NCRR's claim to Linwood yard. The NCRR and Norfolk Southern have merely agreed to delay asserting their claims to such facilities until expiration of the Lease Extension Agreement. The Agreement is clear that the NCRR is free to raise that claim later. It is also clear that Norfolk Southern would oppose the NCRR's claim in court. The Board prefers not to spend the shareholders money litigating an issue that does not have to be decided at this time. Consequently, your opposition is based on a material misstatement about the terms of the Lease Extension Agreement.
     While the NCRR would certainly be pleased if Norfolk Southern interpreted the leases to mean that it had to return "state of the art" locomotives and box cars, Norfolk Southern's position is that it received worn out locomotives and equipment when it leased the NCRR's assets in 1895. The Board determined that our shareholders would benefit more if we obtained $5 million for the shareholders currently.
(5) YOUR MISLEADING STATEMENT:
     "Can anyone conceive of a 200 foot wide, 317 mile long state of the arts railroad through the heart of one of the sun belt's most progressive state ...."
THE FACTS:
     The NCRR owns less than 20% of its right of way in fee simple. Most of its line is subject to railroad easements or limited purpose restrictions. If railroad operations terminate, the owners of the land may seek to have the easements terminated. In addition, the width of the NCRR's right of way varies substantially. In some places, including metropolitan areas, it is 50 feet wide or less. In other places it is 100 or 200 feet wide. Finally, to the extent the NCRR's line is state of the art, it is because Norfolk Southern maintains the line under the terms of its leases with the NCRR, and the Lease Extension Agreement continues to require Norfolk Southern to maintain the line. NEGOTIATIONS CONDUCTED INDEPENDENT OF THE STATE OF NORTH CAROLINA
     One of the most disturbing things about your communications with other shareholders is your unfounded allegation that the NCRR's decisions about the Lease Extension Agreement are being directed by the State of North Carolina. I personally do not understand how anyone could make such allegations without offering a single shred of evidence, and we categorically deny that any such influence has occurred. Reasonable people can disagree over whether Norfolk Southern should pay more rent for the NCRR's line, but your dissatifaction over the amount of rent Norfolk Southern is paying does not constitute evidence that the State of North Carolina has unduly influenced the negotiations conducted between the NCRR and Norfolk Southern.
     I note that North Carolina law requires the NCRR to obtain approval of the Council of State as a condition to the Lease Extension Agreement being approved. I am aware of a campaign by some transportation lobbyists to cause the Council of State to reject the Lease Extension Agreement because they believe it does not sufficiently protect the State's interests in promoting passenger trains. I will do everything in my power to convince the Council of State to approve the Lease Extension Agreement as it is currently written, just as I will do everything in my power to convince the shareholders other than the State to vote to approve the Lease Extension Agreement.
     To date, we have been successful in keeping the State out of the negotiations, as this is the responsibility of the Board of Directors. If the shareholders reject the Lease Extension Agreement, there can be no assurance that the State will not intercede in any future negotiations we may have with Norfolk Southern, which might result in a less favorable economic deal between the NCRR and Norfolk Southern.
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BUYOUT BY THE STATE OF NORTH CAROLINA
     Your efforts opposing the Lease Extension Agreement appear to be connected to your desire to force the State of North Carolina to purchase or exchange your shares or to somehow reorganize the ownership of the NCRR. While the Board of Directors does not at this time either oppose or favor a buyout by the State of North Carolina (since we have no concrete information or any offer to evaluate) and will carefully evaluate any proposal that is made, we oppose your linkage of a buyout to the Lease Extension Agreement.
     We do not believe that the State of North Carolina has entered into serious negotiations with you about a buyout and we hope that other shareholders are not being mislead into believing that serious negotiations have occurred. Your letter to the shareholders, dated November 15, 1995, indicates you are exploring the alternative of having the State sell its shares. Certainly, that would be an event of great interest to shareholders.
     It would be of even greater interest to know whether you have any basis for believing that the State will sell its shares. Before the Board of Directors were to make any decisions about the NCRR based on a prediction about what the State will do, we would need something more concrete than unfounded speculation.
     The Board has approved the Lease Extension Agreement because it is the best way to ensure that the shares of the NCRR have real value whatever the State decides to do about its ownership position. Certainly, the Board would have been negligent to pass up an agreement with Norfolk Southern based upon speculation about what the State will or will not do.
     In conclusion, it is my hope that you will abandon your opposition to the Lease Extension Agreement and assist the Board of Directors to convince other shareholders to support the Lease Extension Agreement. If that is not possible, I urge you to elevate the quality of debate about the Lease Extension Agreement to the matters that are relevant to determining its merits.
     As you have always shown a willingness to share information with the other shareholders of the NCRR, either through direct mailings or through the press, we intend to to share this letter with other shareholders in the interest of encouraging all shareholders to carefully evaluate your statements as compared with the information in the Proxy Statement.
                                         Very truly yours,
                                         (Signature of John F. McNair III)
                                         JOHN F. MCNAIR III
                                         PRESIDENT
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